November 7, 2005

Alpharma Reports Third Quarter 2005 Earnings Per Share of $0.34

17% Revenue Growth, Significant Earnings Improvement, Continued Debt Reduction

Fort Lee, NJ November 7, 2005 Alpharma Inc. (NYSE:ALO), a leading global specialty pharmaceutical company, announced third quarter diluted earnings per share ("EPS") of $0.34 versus a loss of $0.09 a year ago. Strong performances in the company's Branded Pharmaceuticals, Animal Health, and U.S. Generics businesses contributed to the significant year-over-year earnings improvement. Third-quarter revenue rose 17% and operating income increased to $36.6 million from $0.3 million in the third quarter of 2004, driven by continued KADIAN® prescription growth, increased sales of animal health livestock products, and increased sales of U.S generic products, primarily gabapentin.

On October 17, 2005, the company announced it had reached a definitive agreement to sell its global generics businesses to Actavis Group for $810 million in cash. Third quarter 2005 results include $5 million of transaction related fees and expenses. The sale is expected to close in the fourth quarter of 2005, pending regulatory and other customary approvals. Following the close of this transaction, the global generics businesses will be reclassified as a discontinued operation.

Alpharma will retain ownership of its specialty pharmaceuticals businesses: Branded Pharmaceuticals, Active Pharmaceutical Ingredients, Animal Health, and ParMed Pharmaceuticals, its U.S. pharmaceutical distribution business. For the nine months ended September 30, 2005, on a combined basis, Alpharma's specialty pharmaceuticals businesses generated revenues, operating income, and margins before corporate and unallocated expenses of $459.1 million, $104.0 million and 22.7% respectively. On a combined basis, revenues and operating income of these businesses increased 9.8% and 15.6% in the first nine months of 2005 when compared to results for the first nine months of 2004, excluding identified transactions and previously divested businesses. This growth was driven by the Branded Pharmaceuticals and Animal Health businesses.

"The strength of our third quarter results in our Branded Pharmaceuticals and Animal Health businesses demonstrates that after the divestiture of our global generics business, Alpharma's specialty pharmaceutical businesses, combined with our increased financial flexibility, have significant opportunities for growth," said Alpharma President, Chief Executive Officer and Vice Chairman Ingrid Wiik. "Prescriptions for our KADIAN® pain-relief product grew 29% in the first nine months of 2005 versus the comparable period in 2004, and KADIAN® pharmacy sales grew in excess of 10% sequentially for the second consecutive quarter. Animal Health revenues grew 7% and reported operating margins exceeded 20%. Our year-to-date free cash flow already exceeds full year 2004 levels."

The company generated free cash flow of $37 million in the third quarter of 2005. Free cash flow is based on reported operating cash flow less capital expenditures, purchased intangibles and dividend payments. The company uses free cash flow as a measurement of funds available to reduce debt and invest in growth initiatives. The company has generated $166 million of free cash flow for the nine months ended September 30, 2005 and reduced debt to $498 million at September 30, 2005 from $702 million at December 31, 2004. Cash on hand at September 30, 2005 was $59 million.

Third Quarter 2005 Business Review

Specialty Pharmaceuticals

Branded Pharmaceuticals (BP): Revenues of the company's branded product, KADIAN®, increased 62% to $26.9 million in the third quarter of 2005 compared to $16.6 million in 2004. KADIAN® revenue growth is the result of increased prescriptions driven by a significant expansion of the KADIAN® sales force in the first quarter of 2005, and a new marketing campaign. Based on NDC data, KADIAN® pharmacy sales have grown in excess of 10% on a quarter-to-quarter sequential basis for both the second and third quarters of 2005. KADIAN® prescriptions grew 29% for the nine months ended September 30, 2005 and 34% in the third quarter of 2005 compared to the same periods in 2004.

Operating margins in the third quarter of 2005 increased to 30.9% from 16.3% in the third quarter of 2004 due to volume increases, partially offset by expenses related to the expanded sales force and increased research and development spending related to the next generation KADIAN® product. On October 10, 2005, the company announced it had received clearance from the U. S. Food and Drug Administration to initiate Phase II clinical trials for its next generation, abuse-resistant, extended-release opioid product.

Active Pharmaceutical Ingredients (API): API third quarter revenues were $32.3 million, a 9.8% decline versus the third quarter of 2004 due to a price reduction on a major product in early 2005. API operating income in the third quarter of 2005 was $11.6 million versus $17.1 million a year ago, and margins in the third quarter were 35.9% versus 47.8% a year ago driven by the 2005 price reduction. Research and development spending is focused on added molecules, the first of which is expected to be launched in late 2006.

Animal Health (AH):

Third quarter revenues increased 7% to $79.6 million compared to $74.6 million in 2004. Excluding the positive impact of foreign currency and revenues related to the Aquatics operation which was sold in the third quarter of 2004, revenues grew 8%. Revenue growth was driven by strong sales in U.S. livestock markets and in the European region.

Operating margins were 20.1% in 2005 versus 11.1% in the third quarter of 2004. The year-to-year margin improvement reflects increased volumes, favorable product mix, and reduced unit costs due to third-party sourcing initiatives.

Generic Pharmaceuticals

U.S. Generic Pharmaceuticals (USG): Third quarter 2005 revenues of $126.6 million increased approximately $46 million compared to 2004, due to increased volume of new and existing products, primarily gabapentin. In the third quarter of 2004, volumes were negatively impacted in this business due to actions taken to reduce wholesaler inventories. USG operating income in the third quarter of 2005 was $13.9 million versus a loss of $19.8 million in 2004 and operating margins were 11.0% in 2005 versus an operating loss of 24.7% in 2004. In addition to the positive impact of increased volumes of gabapentin and other products, margins improved due to supply chain and other cost reduction initiatives.

USG results of operations include the ParMed distribution business which will be retained following the sale of the global generics business. ParMed reported revenues and operating income of $16.2 million and $1.5 million, respectively in the third quarter of 2005.

International Generics (IG): Revenues were $86.3 million in the quarter, a decrease of 5% versus last year's third quarter. Currency impacts were not significant in the quarter. Revenues decreased due to strong new product revenues in the third quarter of 2004, product rationalization, and reduced volumes in the UK and Holland in 2005. Operating income was $6.6 million in the third quarter of 2005 versus $5.6 million in the third quarter of 2004, with operating margins of 7.6% and 6.2%, respectively. The increase in operating margins was driven by successful product rationalization and reduced costs, partially offset by increased selling and marketing expenses to support the company's increased focus on over-the-counter (OTC) products.

Third Quarter Comparison of Other Consolidated Income Statement Items

Selling, general and administrative expenses increased $16.0 million to $109.8 million, primarily due to approximately $4 million of incremental spending related to KADIAN® marketing programs and the expansion of the KADIAN® sales force, $3 million of incremental spending in the company's IG business principally related to the expansion of its OTC products, and $5 million of transaction fees and expenses related to the company's recently announced sale of its global generics business.

Research and development expense decreased $3.5 million in the quarter, primarily due to the timing of spending in USG and IG.

At September 30, 2005, USG had 12 ANDAs pending with the FDA representing $7.1 billion in brand sales. Seven of these ANDAs related to potential paragraph IV opportunities. Nine of these ANDAs relate to solid dose products, and three to liquid and topical dose products.

Interest expense and amortization of debt issuance costs declined $3.7 million versus 2004 primarily due to decreased debt levels as well as lower amortization of debt issue costs, partially offset by higher interest rates.

Other income was $0.5 million in 2005, compared to $8.2 million in 2004. Results in 2004 include $5.3 million of income related to a litigation settlement and $1.1 of foreign exchange gains, versus $0.4 million of foreign exchange losses in the third quarter of 2005.

The company recorded income tax expense of $7.5 million in the third quarter of 2005. The company's consolidated effective tax rate was 30% versus a tax benefit of 27% in the third quarter of 2004.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact of charges and related income tax expense on repatriated earnings and the impact of foreign currency on revenues and certain other operating results, and the effect of certain other items and charges on the results of operations, as outlined in Supplemental Schedules I and II. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K/A for the year ended December 31, 2004.

Alpharma press releases are also available at our website: http://www.alpharma.com.

The company's Business Conduct Guidelines are available on the company's website at www.Alpharma.com by clicking first on the "About Alpharma" tab and then on the "Our Business Guidelines" tab, and in print, without charge, to any Stockholder requesting a copy in writing to "Investor Relations" at the company's offices in Fort Lee, New Jersey.

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. The company recently announced the sale of its global generics business and will be focusing in the future on its high margin specialty pharmaceutical businesses. Alpharma has a growing branded franchise in the chronic pain market with its morphine- based extended release KADIAN® product. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss third quarter 2005 results at 8:30 A.M Eastern Standard Time on Tuesday, November 8, 2005. A presentation which management will refer to on the call is available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 1924965

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from November 8, 2005 at 12:00 PM Eastern Standard Time until November 16, 2005 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 1924965

# # #

Alpharma Inc.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Total revenue	$349,123	$297,547	$1,095,155	$925,183
Cost of sales	184,813	181,611	614,252	562,980
Gross profit	164,310	115,936	480,903	362,203
Selling, general and administrative expenses	109,831	93,808	303,581	284,383
Research and development	17,843	21,305	58,862	59,771
Asset impairments and other - Aquatics	--	513	--	9,987
Goodwill impairment	--	--	815	--
Operating income	36,636	310	117,645	8,062
Interest expense and amortization of debt issuance costs	(11,235)	(14,949)	(37,467)	(44,076)
Loss on extinguishment of debt	(489)	--	(2,373)	(2,795)
Other income, net	483	8,223	2,711	28,943
Income (loss) before income taxes	25,395	(6,416)	80,516	(9,866)
Provision (benefit) for income taxes	7,546	(1,748)	33,827	(2,651)
Net income (loss)	$17,849	$(4,668)	$46,689	$(7,215)

Average common shares outstanding:
Basic	52,529	52,112	52,421	52,004
Diluted	53,255	52,112	52,800	52,004

Basic earnings (loss) per common share	$0.34	$(0.09)	$0.89	$(0.14)
Diluted earnings (loss) per common share	$0.34	$(0.09)	$0.88	$(0.14)

Dividends per common share	$0.045	$0.045	$0.135	$0.135

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended September 30,	Revenues		Operating income (loss)
	2005	2004	2005	2004

Branded Pharmaceuticals	$26.9	$16.6	$8.3	$2.7
Operating Margin			30.9%	16.3%
Active Pharmaceutical Ingredients	32.3	35.8	11.6	17.1
Operating Margin			35.9%	47.8%
Animal Health	79.6	74.6	16.0	8.3
Operating Margin			20.1%	11.1%
U.S. Generic Pharmaceuticals	126.6	80.2	13.9	(19.8)
Operating Margin			11.0%	(24.7)%
International Generics	86.3	90.5	6.6	5.6
Operating Margin			7.6%	6.2%

Unallocated and Eliminations	(2.6)	(0.2)	(19.8)	(13.6)

Total	$349.1	$297.5	$36.6	$0.3

Operating Results by Segment (Unaudited)
(in millions)

Nine Months Ended September 30,	Revenues		Operating income (loss)
	2005	2004	2005	2004

Branded Pharmaceuticals	$68.8	$46.1	$11.4	$4.6
Operating Margin			16.6%	10.0%
Active Pharmaceutical Ingredients	103.7	109.8	41.4	58.0
Operating Margin			39.9%	52.8%
Animal Health	233.9	230.6	45.2	8.3***
Operating Margin			19.3%	3.6%
U.S. Generic Pharmaceuticals	415.0	283.1	36.2	(27.6)*
Operating Margin			8.7%	9.7%
International Generics	282.9	278.3	25.9	17.2
Operating Margin			9.2%	6.2%
Unallocated and Eliminations	(9.1)	(22.7)**	(42.5)	(52.4)**

Total	$1,095.2	$925.2	$117.6	$8.1

* Includes $17.1 million related to the metformin ER agreement.

** Includes elimination of ($17.1) million to re-class amounts related to the metformin ER agreement to "Other Income" on the Consolidated Statement of Operations in the nine month period ended September 30, 2004.

*** Includes a loss on the sale of the Aquatics business of $10.0 million

ALPHARMA INC.
Consolidated Condensed Balance Sheet
(In thousands)

	September 30, 2005 (unaudited)	December 31, 2004
Cash and cash equivalents	$ 59,028	$ 105,212
Other current assets	474,032	566,860
Non-current assets	1,216,666	1,331,770
Total assets	$1,749,726	$2,003,842

Current liabilities, excluding debt	$ 337,073	$ 348,671
Total debt	498,277	701,735
Deferred taxes and other	65,936	69,794
Stockholders' equity	848,440	883,642
Total liabilities and stockholders' equity	$1,749,726	$2,003,842

ALPHARMA INC.
Supplemental Schedule I
Reconciliation of Reported EPS to Non-GAAP EPS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Reported EPS	$0.34	$(0.09)	$0.88	$(0.14)
Taxes on repatriated earnings	--	--	0.18	--
Write-off of debt issue costs in connection with pre-payment of debt	--		0.04	0.04
Loss on sale of Aquatic operations	--		--	0.13
Severance/ workforce reductions	--	--	--	0.08
Loss on sale of AH distribution company	--	--	--	0.02
Non-GAAP EPS	$0.34	($0.09)	$1.10	$0.13

ALPHARMA INC.
Supplemental Schedule II
Reconciliation of Reported Operating Income to Non-GAAP Operating Income
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Reported Operating Income	$36.6	$0.3	$117.6	$8.1
Loss on sale of Aquatic operations	--	--	--	9.5
Severance/ workforce reductions	--	--	--	5.8
Non-GAAP Operating Income	$36.6	$0.3	$117.6	$23.4